                  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
                 CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL
                    PORTIONS HAVE BEEN FILED SEPARATELY WITH
                     THE SECURITIES AND EXCHANGE COMMISSION.


                                GENERAL AGREEMENT

         This General Agreement (this "AGREEMENT"), dated August 31, 1998, is by and among priceline.com Incorporated, a Delaware corporation with an address at Five High Ridge Park, Stamford, Connecticut 06905 ("PRICELINE INC."), PriceLine Travel, Inc., a Delaware corporation with an address at 5 High Ridge Park, Stamford, Connecticut 06905 ("PRICELINE TRAVEL" and, together with Priceline Inc., being collectively referred to herein as "PRICELINE"), and Delta Air Lines, Inc., a Delaware corporation, having a principal place of business at 1030 Delta Boulevard, Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 ("DELTA").

                                    RECITALS:

         Delta is a major carrier providing scheduled air transportation services to domestic and international destinations. Priceline provides a service that allows consumers to purchase airline tickets at an offer price determined by the consumer (the "PRICELINE SERVICE").

         Priceline desires that Delta become a participating carrier in the Priceline Service pursuant to the terms of this Agreement and two related agreements dated as of the date hereof between Delta and Priceline: (i) a Participating Carrier Agreement (the "PCA") and (ii) a Participation Warrant Agreement (the "PWA") (this Agreement, the PCA and the PWA are collectively referred to herein as the "Transaction Documents"). Delta desires to participate in the Priceline Service, subject to the terms and conditions set forth in the Transaction Documents.

         In consideration of the covenants and agreements set forth in the Transaction Documents, the parties agree as follows:

1.       DEFINITIONS


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


         As used in this Agreement, terms with their initial letters capitalized (or otherwise defined) shall have the meanings assigned to them in this Agreement or, if not defined herein, the meanings assigned in the other Transaction Documents.

2.       TEST AND EVALUATION OF PRICELINE SERVICE

         2.1 Delta will make available a limited number of unpublished fares to Priceline in select origin and destination city pairs identified by Delta for a test period. The test period shall begin following the execution of this Agreement and continue thereafter for a period of not greater than 60 days (the "TEST PERIOD").

         2.2 The purpose of the Test Period is to permit Delta to test and evaluate the Priceline Service, and address staffing and technical issues prior to the implementation of Delta's full participation in the Priceline Service.

         2.3 During the Test Period, and following the successful completion of the Test Period, Delta's participation in Priceline will be subject to the terms of the Transaction Documents.

         2.4 At the close of the Test Period, Delta will notify Priceline as to its determination of whether the test of Delta's participation in the Priceline Service is successful, which determination shall be binding on Priceline.

                   (i) If the test is successful, then Delta shall continue its participation in the Priceline Service in accordance with the terms of the Transaction Documents.

                   (ii) If the test is not successful, then the parties shall meet to determine if any modification to the Priceline Service or Delta's participation can be made to cause Delta's participation to be successful. If no agreement can be reached then, notwithstanding any provision to the contrary in the Transaction Documents, Delta or Priceline may terminate the Transaction Documents on written notice to the other party. Delta and

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


                        Priceline agree that, if Delta determines that the test is not successful and the Transaction Documents are terminated, then neither Delta nor Priceline will claim any damages against the other, and each party will return all Confidential Information to the disclosing party.

3.       CARRIER PARTICIPATION, CHANGES TO RESTRICTIONS AND SOFTWARE LICENSE

         Subject to Section 3.5 below, Delta and Priceline agree that, during the term of the PCA:

         3.1 (i) all airlines which have signed an agreement with Priceline to participate in the Priceline Service as of the date hereof (as identified in the attached Schedule 3.1 hereof) may continue such participation; (ii) for a six (6) month period following the completion of the Test Period (the "TRANSITION PERIOD") Priceline will not add any additional airlines to the Priceline Service without Delta's prior written consent; PROVIDED, HOWEVER, that Delta agrees to consent to the inclusion (on a test basis with Delta's approval of the test O&D markets) of any one additional carrier with a domestic market share greater than [**] [as measured in revenue passenger miles reported on U.S. Department of Transportation ("DOT") Form 41 ("RPMS")] if such carrier's participation is limited to an extent that its participation, in Delta's reasonable business judgment, will not interfere with Delta's evaluation of the Priceline Service during the Transition Period; (iii) Priceline will use its best efforts to recruit [**] as a Priceline Service participant prior to the inclusion of any other major airline, excepting [**]; and (iv) after the Transition Period, Priceline may add additional U.S. domestic carriers to the Priceline Service which are acceptable to Delta (as reflected by Delta's written consent), with a goal of including in the Priceline Service a total number of domestic airline participants so that the sum total domestic market share of all such participating airlines will, in an annual measuring period, represent [**] of all U.S. domestic RPMs (the "RANGE"). Notwithstanding the foregoing, but subject in all cases to the Range, Priceline may, (x) during and after the Transition Period, include in the Priceline Service [**]; (y) following the Transition Period, Delta may require, as a condition to the inclusion in the Priceline Service of any additional U.S. domestic

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                                        3
                   carrier which has a domestic market share of greater than [**] of U.S. domestic RPMs, the exclusion of specific markets (including cities served to/from specified airports) from such carrier's participation, and (z) the inclusion of additional international carriers in the Priceline Service will be subject to the prior written approval of Delta.

         3.2 All Priceline Tickets issued on Delta and all other airlines participating in the Priceline Service (the "PARTICIPATING CARRIERS") shall be subject to the Restrictions.

         3.3 If during any two consecutive months during the term of the PCA, the number of Priceline Tickets sold on Participating Carriers that do not include a Saturday night stay is greater than 10% of all Priceline Tickets sold on Participating Carriers during such period, then Priceline shall include and shall require as part of the Restrictions a Saturday night stay for all Priceline Ticket sales.

         3.4 LICENSE OF PRICELINE SOFTWARE. In the event that one of the eight largest U.S. airlines or five largest foreign flag carriers (measured in each case using total revenue passenger miles) offers a service that allows consumers to purchase airline tickets at an offer price determined by the consumer that is comparable to the Priceline Service, then Priceline will, at Delta's request, grant to Delta a non exclusive license to independently use the software developed by Priceline for the Priceline Service (the "PRICELINE SOFTWARE"') and, if requested by Delta, will operate the Priceline Software on behalf of Delta, in each case on commercially reasonable terms prevailing at the time. Notwithstanding anything to the contrary set forth in this
                   Section 3.4, (i) Priceline will not sell, transfer, license or operate the Priceline Software to or for the benefit of any other airline, travel agent, travel provider, computer reservation system ("CRS"), or the affiliates of such companies (each, including affiliates, a "TRAVEL COMPANY") for use in the United States without Delta's prior written consent, and (ii) Priceline will not sell, transfer, license or operate the Priceline Software to or for the benefit of any other Travel Company, without Delta's prior written consent, for use outside the United States; provided, Delta will consent to a sale, transfer, license or operation outside the United States where such Travel Company (x) gives Delta

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


                   the fight to participate in the Travel Company's program on commercially reasonable terms that are no less favorable than those offered to any other participating airline, (y) agrees that the Restrictions shall apply to any flights to or from the United States, and (z) does not, directly or indirectly, through an affiliate or otherwise, have an existing contractual or agency relationship with Delta. Further, insofar as Priceline licenses or operates the Priceline Software to or for the benefit of any other party, any license or operation of the Priceline Software to or for the benefit of Delta as permitted by this Section 3.7 shall be on no less favorable terms and conditions than those granted by Priceline to any such third party. In addition, any sale, transfer or license of the Priceline Software shall restrict the third party from selling, transferring, licensing or operating the software for the use or benefit of any Travel Company. As used herein, the term "Priceline Software" shall include, without limitation, materials, databases, development environment, modifications and associated intellectual property pertaining to embodied in, comprising, used or necessary for the operation or support of the Priceline Software or its derivative works.

         3.5 LIMITATION ON SECTION 3 RIGHTS. The rights of Delta as set forth in Sections 3.1-3.4 above and any license or operation of the Priceline Software granted or provided by Priceline under Section 3.4 shall automatically terminate, and shall be of no further force or effect, in the event that Delta fails to achieve the "MINIMUM THRESHOLD." For the period beginning January 1, 1999 through December 31, 2004, Delta will fail to achieve the Minimum Threshold if domestic Priceline Tickets sold on Delta are (i) less than [**] and (ii) constitute less than [**] of total domestic U.S. Priceline Ticket sales on all airlines (including Delta), in each case during any two consecutive calendar quarters commencing with the calendar quarter beginning January 1, 1999. For the period beginning January 1, 2005 through December 31, 2009, Delta will fail to achieve the Minimum Threshold if Priceline Tickets sold for travel on Delta constitute less than [**] of total domestic U.S. Priceline Ticket sales on all airlines (including Delta), in each case during any two consecutive calendar quarters commencing with the calendar quarter beginning January 1, 2005. For purposes of this section, sales on Delta shall include sales

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                                        5
                   on Delta and its code share partners. Notwithstanding the foregoing, Delta shall continue to enjoy the rights granted under Sections 3.1-3.4 above if this Agreement (or the PCA) is terminated solely as a result of Priceline's material breach (which breach was not cured as required by Paragraph
                   VIII.2 of the PCA), and Delta has met the Mini mum Threshold as required by this Section 3.5. In calculating the dollar amount and percentage amount specified in this Section 3.5, in the event that an additional U.S. domestic carrier is added as a Participating Carrier any time after the date hereof and during the term of this Agreement, the parties agree that the Minimum Threshold shall be reduced proportionately to reflect the proportionate decrease in Delta's resulting U.S. domestic market share as compared with all other Participating Carriers. The dollar and/or percentage amount shall be adjusted upon the admission of an additional U.S. domestic carrier by multiplying such amount by a fraction, the numerator of which shall be Delta's U.S. domestic RPMs and the denominator of which shall be Delta's U.S. domestic RPMs and the aggregate U.S. domestic RPMs of the new additional U.S. domestic carrier and all other U.S. domestic Participating Carriers. During the period of any Force Majeur Event, the measuring periods herein shall be extended by one day for each day of such Force Majeur Event. For purposes of the Transaction Documents, if DOT Form 41 is discontinued, such measurement will be based on domestic revenue passenger miles as reported in industry publications.

4.       CONFIDENTIAL

         The confidentiality provisions of the PCA shall fully apply to this Agreement as if set forth herein and shall remain in force during the term of this Agreement.

5.       PROPRIETARY MARKS

         This Agreement shall not be construed to give Priceline or Delta the right to use the other party's trademarks, trade names, service marks, logos, emblems, symbols or other brand identifiers in advertising or marketing materials, without the prior written approval of the other party.


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                                        6

6.       TERM OF AGREEMENT

         6.1 This Agreement will commence on the date set forth above and will continue for the term of the PCA.

         6.2 The obligations of the parties under Sections 4 and 8 of this Agreement shall indefinitely survive the expiration or any termination of this Agreement.

7.       PCA RELATED MATTERS

         Unless otherwise agreed in writing by Delta and Priceline, during the term of the PCA:

         7.1 Priceline shall use reasonable best efforts to include Delta's marketing partners (as identified by Delta from time to time) in any packaged tour, hotel and/or rental car services or products offered by Priceline through the Priceline Service on terms and conditions no less favorable than those offered to any other competing participant.

         7.2 Priceline agrees to fulfill all Priceline ticket requests allocable to Delta under the first look and second look as set forth in Paragraph III of the PCA, at the "Highest Qualifying Fare" available from Delta. As used herein, the term "HIGHEST QUALIFYING FARE" means the highest priced Delta unpublished fare meeting the Priceline customer's offer price and other terms, plus the amount of Priceline's minimum ticket sale margin as established from time to time by Priceline and notified to Delta.

         7.3 All Priceline tickets sold on Delta will be settled through ARC; provided, the parties agree to work diligently and in good faith to establish and implement a direct settlement arrangement between PriceLine Travel and Delta within six months following the completion of the Test Period.

         7.4       [**]


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


         7.5 Priceline will require Participating Carriers to file unpublished fares for Priceline Tickets through the WORLDSPAN CRS; provided, Delta will have the option to file its fares through Delta's internal reservation system, provided further, that, on an exception basis where necessary to obtain the participation of a carrier that has an ownership interest in a competing CRS, Priceline may offer such carrier(s) the opportunity to file unpublished fares for Priceline Tickets through a competing CRS.

         7.6 If Delta provides Priceline with access to Delta's unpublished fares through WORLDSPAN, Priceline shall work with Delta to reach a satisfactory arrangement with respect to the exclusion of Priceline reservation and booking data on Delta from WORLDSPAN's B-IDT/MIDT data compilations.

         7.7       [**]

         7.8 Priceline shall not advertise prices or fares in any O&D below Delta's published fares in the applicable O&D.

         7.9 In the event that Priceline is unable to fulfill a Priceline ticket request from unpublished fares and seat inventory provided from Participating Carriers, and Priceline decides to purchase an airline ticket using a published fare, then Priceline shall purchase the published fare from Participating Carriers based on a formula which allocates such purchases in proportion to the aggregate domestic or international market share (as applicable) offered by each Participating Carrier in the O&D requested; provided, that the Participating Carrier has seats available for sale at published fares comparable to the published fares available from other Participating Carriers in such O&D.

         7.10 At the request of Delta, Priceline will incorporate into the Priceline Service a "hot link" to the designated Internet site of Delta; PROVIDED, HOWEVER, that Priceline will have a reasonable period of time following any such request to accomplish any system changes, additions or enhancements necessary or appropriate for the inclusion of any such "hot link."


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


         7.11 Participating Carriers will be given the first opportunity to fill a customer ticket request based on a formula [**]. If a Participating Carrier fails to respond to a ticket request on its designated first look, then Priceline will allocate the request through a second round of preferred looks [**] for each O&D requested (but excluding the Participating Carrier that failed to fulfill the ticket request on the first look).

         7.12 REVENUE SHARING. If Priceline's total margin (defined as Priceline Ticket sales on Delta net of payments to Delta and applicable credit card merchant fees) on aggregate ticket sales of Delta exceeds 12% (the "EXCESS REVENUE"), for any calendar quarter during the term of the PCA, Priceline will pay Delta a percentage of such Excess Revenue based on the following formula:


             If Revenue for the         Priceline will pay as a Commission
          Quarter is greater than:          the following percentage:
          ------------------------          ------------------------
              $[**] million                          [**]%
              $[**] million                          [**]%
              $[**] million                          [**]%
              $[**] million                          [**]%
          $[**] million or greater                   [**]%


                   Within 15 days after the close of each such calendar quarter, Priceline will remit to Delta the amount payable to Delta under this Section 7.12, which amount shall be accompanied by Priceline's calculation of Excess Revenue for the period in question.

         7.13 Priceline will provide Delta with a daily electronic report in a format designated by Delta, summarizing, information concerning Priceline customer offers that were not fulfilled by Delta, including (i) O&D requested, (ii) offer price and
                   (iii) number of offers at each offer price; such reports to begin within 30 days following the initiation of the Test Period.

8.       INDEMNIFICATION


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


         8.1 For purposes of this Section 8, "LOSSES" shall mean any and all costs, demands, losses, claims (including any claim by a third party), liabilities, fines, penalties, assessments, damages, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in proceedings, claims, complaints, disputes, arbitrations, investigations, defense or settlement of any of the foregoing.

         8.2 Except as otherwise provided in this Article 8, Delta agrees to indemnify, defend and hold harmless Priceline and its affiliates and their respective officers, directors, agents, employees and subsidiaries (each, a "PRICELINE INDEMNIFIED PARTY ") to the fullest extent permitted by law from and against any and all Losses resulting from, arising out of or relating to any breach of any representation, warranty, covenant or agreement by Delta in the Transaction Documents; PROVIDED, that Delta shall not be liable under this Section
                   8.2 to any Priceline Indemnified Party to the extent that it is finally judicially determined that such Losses resulted primarily from the material breach by any Priceline Indemnified Party of any representation, warranty, covenant or agreement of such Priceline Indemnified Party contained in the Transaction Documents, and PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, Delta shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable laws.

         8.3 Except as otherwise provided in this Article 8, Priceline agrees to indemnify, defend and hold harmless Delta and its affiliates and their respective officers, directors, agents, employees, and subsidiaries (each, a "DELTA INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all Losses resulting from, arising out of or relating to any breach of any representation or warranty, covenant or agreement by Priceline in the Transaction Documents, including, without limitation, any legal, administrative or other actions (including actions brought by Delta or Priceline or any equity holders of Priceline or derivative actions brought by any person claiming through or in Priceline's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Transaction Documents, the transactions contemplated


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


                   hereby and thereby, or any Delta Indemnified Party's role therein or in transactions contemplated thereby; PROVIDED, that Priceline shall not be liable under this Section 8.3 to any Delta Indemnified Party to the extent that it is finally judicially determined that such Losses resulted primarily from the material breach by any Delta Indemnified Party of any representation, warranty, covenant or agreement of an Delta Indemnified Party contained in the Transaction Documents; and PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, Priceline shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable laws.

         8.4 Each Priceline Indemnified Party or Delta Indemnified Party, as the case may be (for purposes of this Section 8.4, an "INDEMNIFIED PARTY"), under this Section 8 shall, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from Delta or Priceline (for purposes of this Section 8.4, an "INDEMNIFYING PARTY") under this Section 8, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party unless, and only to the extent that, such Indemnifying Party has been prejudiced thereby. In case any such action, claim or other proceeding shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a

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


                   conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; PROVIDED, HOWEVER, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Indemnifying Party shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld.

9.       REGISTRATION RIGHTS AGREEMENT

         Within thirty (30) days of the date hereof, Delta and Priceline shall enter into a Registration Rights Agreement in the form of the Registration Rights Agreement dated as of July 31, 1998, executed among Priceline Inc., General Atlantic Partners 48 L.P., GAP Coinvestment Partners, L.P. and certain stockholders named therein.

10.      GENERAL PROVISIONS

         10.1 No waiver or breach of any of the provisions of this Agreement shall be construed as a waiver of any succeeding breach of the same or any other provision.

         10.2 If any paragraph, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any paragraph, sentence or clause hereof not so adjudged.


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


         10.3 Any notice required or permitted hereunder shall be deemed sufficient if given in writing and delivered personally, by facsimile transmission, by reputable overnight courier service or United States mail, postage prepaid, to the addresses shown below or to such other addresses as are specified by similar notice, and shall be deemed received upon personal delivery, upon confirmed facsimile receipt, two
                   (2) days following deposit with such courier service, or three (3) days from deposit in the United States mails, in each case as herein provided:

                   If to PriceLine Tr                    If to Delta:
                   Pricellne Inc.:

                   Priceline.com Inco                    Delta Air Lines, Inc.
                   Five High Ridge Pa                    1030 Delta Boulevard
                   Stamford, CT 06905                    Hartsfield Atlanta International Airport
                                                         Atlanta, GA 30320
                   Attention: Chief Financial Officer    Attention: VP-Reservations Sales
                                                                    & Distribution Planning
                   Phone: 203-705-302                    Phone.- 404-715-4079
                   Fax: 203-595-8344                     Fax: 404-715-2277

                   WITH A COPY TO:                       WITH A COPY TO:

                   Priceline.com Incorporated            Delta Air Lines, Inc.
                   Five High Ridge Park                  1030 Delta Boulevard
                   Stamford, CT 06905                    Hartsfield Atlanta International Airport
                                                         Atlanta, GA 30320
                   Attention: General Counsel            Attention: General Counsel
                                                         Phone: 404-715-2387
                                                         Fax: 404-773-1657


                   A party may change its address and the name of its designated recipient of copies of notices for purposes of this Agreement by giving the other parties written notice of the new name and the address, phone and facsimile number of its designated recipient in accordance with this Paragraph XI(3).


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


         10.4 This Agreement and the Attachments hereto supersede and replace all previous understandings or agreements, whether oral or written, with respect to the subject matter hereof. The captions in this Agreement are for convenience only and do not alter any terms of this Agreement.

         10.5 This Agreement may be amended or modified only by a written amendment executed by the parties.

         10.6 The formation, construction, performance and validity of this Agreement shall be governed by the internal laws of the State of New York. Each party agrees that any civil suit or action brought against it as a result of any of its obligations under this Agreement may be brought against it either in the state or federal courts of the principal place of business of either party, and each party hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and each party further agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

         10.7 This Agreement may be executed in counterparts, each of which shall be deemed an original, and together, shall constitute one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the parties shall follow such delivery by prompt delivery of originals of such pages).

         10.8 No party will in any manner or by any device, either directly or indirectly, act in violation of any applicable law, governmental order or regulation. Priceline Travel shall comply at all times with the provisions of Delta's tariffs (except where such tariffs are specifically amended by Delta under the terms of this Agreement) and the terms of the Airlines Reporting Corporation ("ARC") Agent Reporting Agreement and any addenda thereto.


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


         10.9 Priceline agrees to notify Delta promptly, in writing, in the event there is a change of control in the ownership of PriceLine Inc. For purposes of this Agreement, a "change of control" with respect to a party means (i) the acquisition by any other person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act (except an employee group of such party, any of its subsidiaries or a holding company of such party)), of the beneficial ownership of securities representing 20% or more of the combined voting power of the securities entitled to vote generally in the election of the board of directors of such party, or (ii) the sale, mortgage, lease or other transfer of assets or earning power constituting more than 50% of the assets or earning power of such party (other than ordinary course financing); provided that in no event shall a "change of control be defined to include (i) an initial public offering of shares of a party's capital stock, (ii) the formation by a party of a holding company, or (iii) an intra-corporate transaction with a company under common control with a party.

         10.11 No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties.

         10.12 This Agreement shall not be deemed to create any partnership or joint venture between Delta and Priceline, nor to create any rights in favor of any person or entity other than the parties hereto. This Agreement is for the sole benefit of the parties and nothing herein expressed or implied shall give or be construed to give any other person any legal or equitable rights hereunder.

         10.13 NO PARTY WILL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM THIS AGREEMENT OR ANY BREACH HEREOF.

         10.14 THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT ANY PROVISION OF THIS AGREEMENT IS NOT PERFORMED IN ACCORDANCE WITH THE TERMS HEREOF AND THAT THE PARTIES SHALL BE

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                   ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT
                   BREACHES OF THIS AGREEMENT AND TO ENFORCE
                   SPECIFICALLY THE TERMS AND PROVISIONS OF THIS
                   AGREEMENT.

         10.15 Each party has participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.16 In the event that either party hereto is prevented from fulfilling any of its obligations under this Agreement for a period not exceeding one hundred twenty (120) consecutive days for a reason beyond its control, including, but not limited to, strikes, lockouts, work stoppages or other labor disputes, riots, civil commotions, acts of God, fire, flood and other weather-related reasons, governmental action or directive (a "FORCE MAJEUR EVENT"), such party shall not, by reason of being so prevented, be in breach of this Agreement and such condition shall not be cause of termination by the other party. If a Force Majeur Event continues for a period in excess of one hundred twenty (120) consecutive days as to one party which prevents that party from fulfilling in any material way its obligations under this Agreement to the other party, the other party shall have the right to terminate this Agreement upon thirty (30) days' advance written notice to the other party.

                            [Signatures on next page]


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


           [Signatures to the General Agreement dated August 31, 1998]


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date indicated above.

PRICELINE TRAVEL, INC.            DELTA AIR LINES, INC.


/s/ Tim Brier                     /s/ Frederick W. Reid
--------------------------        ----------------------
By: Tim Brier                     By: Frederick W. Reid
Title: President                  Tittle: Executive Vice President and
                                          Chief Marketing Officer


PRICELINE.COM INCORPORATED

/s/ Tim Brier
--------------------------
By: Tim Brier
Title: Executive Vice President


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


                                  SCHEDULE 3.1

          AIRLINES WHICH HAVE SIGNED AN AGREEMENT TO PARTICIPATE IN THE
            PRICELINE SERVICE AS OF THE DATE OF THE GENERAL AGREEMENT

                                DOMESTIC CARRIERS

1.  America West
2.  Trans World Airlines

                             INTERNATIONAL CARRIERS

1.  Aer Lingus
2.  Air France
3.  Air New Zealand
4.  Cathay Pacific Airways
5.  Iberia
6.  Iceland Air
7.  Lufthansa
8.  Malaysia Airlines
9.  SAS
10. Singapore Airlines
11. South African Air (final discussions)
12. Varig
13. Virgin Atlantic

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